EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Mohawk Industries, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements (No. 333-130910) on Form S-3 and (No. 333-52070, No. 33-52544, No. 33-67282, No. 33-87998, No. 333-23577, No. 333-74806, and No. 333-91908) on Form S-8 of Mohawk Industries, Inc. of our report dated February 17, 2006, relating to the combined consolidated financial statements of Unilin Flooring BVBA and Unilin Holding Inc. and subsidiaries as of December 31, 2005, which appears in this Form 10-K of Mohawk Industries, Inc.

BDO Atrio Bedrijfsrevisoren Burg. CVBA

Represented by:

/s/: Veerle Catry                                                                        /s/:Lieven Van Brussel

Veerle Catry                                                                               Lieven Van Brussel

Merelbeke, Belgium